EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Learning Tree International USA, Inc. (U.S.)

Technology For Business & Industry, Inc. (U.S.)

Learning Tree International, K.K. (Japan)

Learning Tree International Ltd. (United Kingdom)

Learning Tree Limited (United Kingdom)

Learning Tree International S.A. (France)

Learning Tree International AB (Sweden)

Learning Tree Publishing AB (Sweden)

Learning Tree International Inc. (Canada)

Learning Tree International Ltd. (Hong Kong)

Advanced Technology Marketing, Inc. (U.S.)

System for Business and Industry, Inc. (U.S.)